[LOGO]
                                  CAGAN MCAFEE

                                                       Monday, February 13, 2006

Mr. Robert S. Herlin
Chief Executive Officer
NATURAL GAS SYSTEMS, INC.
820 Gessner, Suite 1340
Houston, TX 77024

Dear Bob,

      We are pleased that Natural Gas Systems, Inc. (the "COMPANY") desires to continue to engage Cagan McAfee Capital Partners, LLC ("CMCP") as its nonexclusive management advisor to the Company (the "ADVISORY SERVICES"). We look forward to working with you and your management team, and have set forth below the agreed upon terms of our involvement. This Agreement shall supersede and terminate any prior agreements by and between the Company and CMCP and any future obligations between the Parties as of October 31, 2005. This agreement shall be made retro-active as of December 1, 2005.

1. SCOPE OF ENGAGEMENT

      As discussed, we will undertake certain services on behalf of the Company, including the services of Laird Cagan as Chairman of the Board of Directors.

2. FEES AND EXPENSES.

      For our advisory services beginning December 1, 2005, the Company will pay monthly to CMCP, in arrears, a cash fee of $5,000 per month and reimbursement of direct out-of-pocket expenses incurred on behalf of the Company and with its prior approval.

3. USE OF INFORMATION; FINANCING MATTERS.

      (a) The Company recognizes and confirms that CMCP in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that CMCP does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such publicly available information. The Company agrees to furnish or cause to be furnished to CMCP all necessary or appropriate information for use in its engagement and hereby represents and warrants that any information relating to the Company or transaction that is furnished to CMCP by or on behalf of the Company will be true and correct in all material respects and not misleading.

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                                                              CMCP: NGS Advisory
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      (b)   CMCP recognizes and confirms that Company, in acting pursuant to this engagement, may be providing material non-public information to CMCP, and that CMCP assumes responsibility that no such material non-public information shall be communicated or divulged to any other party without the express written consent of Company and that any recipient of such material non-public information shall not trade in the securities of the Company until such information is either public or rendered moot.

      (c) CMCP further acknowledges that by the very nature of its relationship with the Company it may, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Securities Exchange Act of 1934, as amended). CMCP hereby agrees and covenants that: 1) CMCP will not make any purchases or sales in the stock of the Company based on such information; 2) CMCP will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so as may be necessary in the performance of its services under this Agreement; and 3) CMCP will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any Chadbourn literature or other communication(s) relating to the Company, including, but not limited to: research reports, press releases, publications, letters to investors and telephone or other personal communication(s) with potential or current investors.

      (d) CMCP agrees that its services shall not include: (1) the preparation of any offering or descriptive materials regarding the Company; (2) any legal, tax, financial, accounting advise; (3) participation in presentations or negotiations about the Company or the Company's securities; (4) making any recommendations concerning the Company's securities; (5) structuring any equity transaction, making any recommendations, or assessing the value of the Company's securities;
            (f) any involvement in the sale of securities that would trigger broker-dealer registration obligation under state or federal law.

4. CERTAIN ACKNOWLEDGEMENTS.

      The Company acknowledges that CMCP has been retained by the Company, and that the Company's engagement of CMCP is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against CMCP or our affiliates or their respective directors, officers, agents and employees. The Company acknowledges that CMCP may make investments in or act as advisor to Companies that later become strategic partners or customers of the Company. CMCP shall advise Company of such relationships prior to initiation of any negotiations. CMCP acknowledges that it is not a broker-dealer and in its performance under this agreement CMCP shall not be engaged in any activity which would require it to register as a broker-dealer under state or federal law.

5. INDEMNITY.

      CMCP and the Company have agreed to the indemnification set forth in entered into a separate letter agreement attached hereto as Exhibit A, providing for the indemnification of CMCP by the Company and of the Company by CMCP in connection with CMCP's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

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                                                              CMCP: NGS Advisory
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6. TERM OF ENGAGEMENT.

      CMCP's engagement shall commence retroactively on December 1 ,2005 and shall continue until December 31, 2006, and monthly thereafter unless terminated as provided below. Either party may terminate this agreement at any time, with or without cause by giving not less than 30 days written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or sections 3, 4, 5, or 7, or in the separate letter agreement relating to indemnification. It is expressly agreed that following the expiration or termination of this agreement, CMCP shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.

7. MISCELLANEOUS.

      This agreement is governed by the laws of the State of Texas, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and CMCP and their respective successors and assigns. Neither this agreement nor any duties or obligations under this agreement may be assigned by CMCP without the prior written consent of the Company. The Company and CMCP agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by CMCP hereunder. The Company also hereby submits to the jurisdiction of the courts of the State of Texas in any proceeding arising out of or relating to this agreement, including federal district courts located in such state, agrees not to commence any suit, action or proceeding relating to thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

We are pleased to accept this engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                        Very truly yours,

                                        CAGAN MCAFEE CAPITAL PARTNERS, LLC

                                        By:
                                            ------------------------------------
                                            Eric A. McAfee
                                            Managing Director

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                                                              CMCP: NGS Advisory
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Accepted and agreed to as of the date set forth above:

NATURAL GAS SYSTEMS, INC.

By
   ------------------------------------
   Robert S. Herlin
   Chief Executive Officer

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                                                              CMCP: NGS Advisory
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                            INDEMNIFICATION AGREEMENT

In consideration for the agreement of Cagan McAfee Capital Partners, LLC ("CMCP") to act on behalf of Natural Gas Partners, Inc. (the "Company") pursuant to the attached Engagement Letter effective as of December 1, 2005, the Company agrees (the "Indemnitor") to indemnify and hold harmless CMCP, its affiliates, and each of their respective directors, officers, agents, shareholders, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (CMCP and each such other person or entity are hereinafter referred to as an "Indemnified Person"), to the extent lawful, from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, "Losses"), as they may be incurred (including reasonable legal fees and other expenses as incurred in connection with investigating, preparing, defending, paying, settling or compromising any third party Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Indemnitor's consent) and which are related to or arise out of any act, omission, disclosure (written or oral), transaction or event arising out of, contemplated by, or related to the Engagement Letter. The Indemnitor will not, however, be responsible under the foregoing provisions with respect to any Losses to an Indemnified Person to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to his gross negligence, bad faith, breach of this Engagement Letter or willful misconduct. If multiple claims are brought against CMCP in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available. No indemnified Party shall settle, compromise or otherwise dispose of any action for which indemnification is claimed hereunder without the written consent of the Indemnitor. No expenses shall be forwarded to any Indemnified Party unless such party agrees in writing to reimburse the Indemnitor for such forwarded expenses in the event it is determined that such Indemnified Party was not entitled to indemnification hereunder.

If the indemnity referred to in this agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Indemnitor shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate to reflect the relative benefits received by and the relative fault of each such Indemnified Person, respectively, on the one hand and the Indemnitor on the other hand in connection with the transaction; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the amount of any fees actually received by CMCP pursuant to the Engagement Letter. The relative fault of each Indemnified Person and the Indemnitor shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Indemnitor and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action to omission to act.

The Indemnitor also agrees that no Indemnified Person shall have any liability to the Indemnitor or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Engagement Letter, except Losses incurred by the Indemnitor which a court of competent jurisdiction shall have determined by a final judgment to have

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                                                              CMCP: NGS Advisory
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resulted primarily from actions taken or omitted to be taken by such Indemnified
Person due to its breach, gross negligence, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, shall Company or Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. The Indemnitor agrees that without CMCP's prior written consent (which consent shall not be unreasonably withheld) it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Engagement Letter unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

The obligations of the Indemnitor referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Indemnitor. It is understood that these obligations of the Indemnitor will remain operative regardless of any termination or completion of CMCP's services.


Cagan McAfee Capital Partners, LLC: ____________________________  Date:


Natural Gas Systems, Inc.:          ___________________________   Date: